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                                                                     Exhibit 3.1

                             ARTICLES OF AMENDMENT OF THE
                   AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                          OF
                               MTS SYSTEMS CORPORATION

     The undersigned, Patrick Delaney, Secretary of MTS Systems Corporation, a Minnesota corporation, subject to the provisions of the Minnesota Business Corporation Act, does hereby certify that the resolution hereinafter set forth was duly adopted by MTS Systems Corporation pursuant to Chapter 302A of the Minnesota Business Corporation Act:

     RESOLVED, that the first sentence of Article VI of the Amended and Restated Articles of Incorporation of the Company be amended to read as follows:

                                      ARTICLE VI

     "The number of shares of the total authorized capital stock of this corporation shall be Sixty-Four Million (64,000,000), all of which are common shares of capital stock. Each common share of capital stock shall have the par value of twenty-five cents ($.25). Each share shall entitle the holder thereof to one vote for each share held by the shareholder, but shareholders shall have no pre-emptive right to subscribe for or purchase securities of the corporation; and all shares shall be equal in all respects and shall confer equal rights upon the holders thereof, including equal rights in and to dividends and distributions and upon dissolution."

     IN WITNESS WHEREOF, I have hereunto set my hand this 27th day of May, 1998.




                                   /s/ Patrick Delaney
                                   ------------------------------
                                   Patrick Delaney, Secretary